EXHIBIT 99.1
[BLUEGREEN LOGO]

CONTACT:                               -OR-         INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation                               The Equity Group Inc.
John Chiste                                         www.theequitygroup.com
Chief Financial Officer                             Devin Sullivan
(561) 912-8010                                      (212) 836-9608
john.chiste@bxgcorp.com

                              FOR IMMEDIATE RELEASE

           BLUEGREEN CORPORATION REPORTS RECORD SECOND QUARTER RESULTS

Q2 2003 Highlights vs. Q2 2002

      o     Net income rises to $6.2 million, or $.23 per diluted share
      o     Pre-tax income increases 57% to $10.8 million
      o     Total operating revenues up 29% to $106.8 million

Boca Raton, FL - July 21, 2003 - Bluegreen Corporation (NYSE: BXG), a leading U.S. developer and marketer of drive-to timeshare resorts ("Bluegreen(R) Resorts") and planned residential and golf communities ("Bluegreen Communities"), today announced financial results for the three and six months ended June 30, 2003 (see attached tables).

Net income for the second quarter of 2003 was $6.2 million, or $.23 per diluted share, versus a net loss of $1.4 million, or $.06 per diluted share, for the same period last year. Net income for the six months ended June 30, 2003 was $8.4 million, or $.32 per diluted share, versus a net loss of $382,000, or $.02 per diluted share, for the same period last year.

Net income for the three and six month periods ended June 30, 2002 were impacted by a cumulative effect of a change in accounting principle that reduced net income in these periods by approximately $5.9 million, net of tax, or $.23 per diluted share. This represented the one-time write off of all deferred telemarketing costs on the Company's balance sheet, effective April 1, 2002. There was no change in accounting principle during the 2003 periods.

Income before cumulative effect of change in accounting principle for the second quarter of 2003 was $6.2 million, or $.23 per diluted share, versus income before cumulative effect of change in accounting principle of $4.1 million, or $.17 per diluted share, for the same period last year. Income before cumulative effect of change in accounting principle for the six months ended June 30, 2003 was $8.4 million, or $.32 per diluted share, versus income before cumulative effect of change in accounting principle of $5.2 million, or $.21 per diluted share, for the same period last year.

Resorts sales increased 48.2% to $62.6 million during the second quarter of 2003 from $42.2 million during the same period last year, due primarily to the continued same-resort sales increases at a majority of Bluegreen's properties. Sales at Big Cedar Wilderness Club(TM) enjoyed a triple-digit percentage increase over the same period last year, while sales at the Lodge Alley Inn nearly doubled. The Company also reported strong sales of its Bluegreen Vacation Club(R) product through its recently opened sales offices in: Bloomington, MN (opened in November 2002); Mountain Run at Boyne, MI (opened in November 2002); Boyne Highlands, MI, Solara Surfside, FL and Casa Del Mar, FL (each opened in March 2003).

Communities sales were $23.5 million during the second quarter of 2003 versus $28.9 million during the same period last year, due primarily to the effect of percentage-of-completion accounting. As of June 30, 2003, approximately $12.0 million and $5.0 million of Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. These amounts will be recognized commensurate with the development of the projects. Revenues and deferred sales included strong initial sales at Traditions of Braselton(TM), a new golf community located near Atlanta, GA, which held its grand opening in June 2003.

Other resort and golf operations revenue for the second quarter of 2003 increased 121% to $14.8 million, due primarily to the September 2002 acquisition of TakeMeOnVacation, LLC and affiliates. Additional revenue was generated by the Company's wholly-owned title agency and from managing the Bluegreen Vacation Club, primarily a result of the increase in Bluegreen Resorts' sales.

George F. Donovan, President and Chief Executive Officer of Bluegreen, commented, "High quality properties, a focus on customer service and the continued effectiveness of our sales and marketing strategies produced strong second quarter results. We are also operating efficiently, as evidenced by decreases in selling, general & administrative expenses ("SG&A") as a percentage of total operating revenue. In addition, total cost of sales declined to 30.5% from 35.1% in the same period last year, primarily as a result of a higher proportion of Bluegreen Resorts' sales to total sales in the second quarter."

Bluegreen's balance sheet at June 30, 2003 reflected a book value of $6.81 per share and a debt-to-equity ratio of 1.28:1. During the second quarter of 2003, Bluegreen sold approximately $21.2 million of timeshare receivables under its existing timeshare receivables purchase facility. The receivables were sold without recourse to Bluegreen (except for breaches of certain representations and warranties) and the Company retained a residual interest in the receivables sold. Bluegreen will continue to service the receivables that were sold. This sale generated approximately $18.1 million in cash and the Company recognized a $1.3 million gain on the sale of these receivables.

Bluegreen is one of the leading companies engaged in the acquisition, development, marketing and sale of vacation ownership resorts and residential home sites. Bluegreen Resorts are located in a variety of popular vacation destinations including Orlando, Florida; the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Charleston, South Carolina; Branson, Missouri; Wisconsin Dells, Wisconsin; Gordonsville, Virginia; Ridgedale, Missouri; Surfside, Florida; Boyne Mountain, Michigan; and Aruba, while its Bluegreen Communities operations are predominantly located in the Southeastern and Southwestern United States.

This press release contains forward-looking statements and the Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 in connection with these statements. Statements contained herein are not statements of historical fact may be deemed forward-looking statements. The words "believe," "expect," "intend," "anticipate," "project," "may," "should," "designed to," "estimate," "hope," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control. Future events could differ materially from those set forth in, contemplated by, or underlying such forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the following: that sales and marketing strategies will not be as successful as anticipated, new properties may not be successful or the sell-out period will be longer than projected, that Company estimates of the total anticipated cost of its real estate projects increase and therefore adversely impact profits recognized under the percentage-of-completion method of accounting, that the Company may not have sufficient sources of financing, may not be able to consummate future sales of receivables or may not realize the gain on sales of these receivables, that the Company's estimates of the key assumptions that are related to its valuation of the fair value of its retained interests in notes receivable sold may adversely change, and the other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its most recent Transition Report on Form 10-KT filed on March 31, 2003, and its Quarterly Report on Form 10-Q to be filed on or about August 14, 2003.

                                  ### #### ###

                              BLUEGREEN CORPORATION
                      Consolidated Statements of Operations
                        (In 000's, Except Per Share Data)
                                   (UNAUDITED)

                                                                        Three Months Ended           Six Months Ended
                                                                       ---------------------      ----------------------
                                                                       June 30,     June 30,      June 30,      June 30,
                                                                         2003         2002          2003          2002
                                                                         ----         ----          ----          ----
                                                                                   (Restated)                  (Restated)
REVENUES:
Resorts sales                                                          $ 62,573     $ 42,226      $107,135     $  75,606
Communities sales                                                        23,453       28,887        40,673        51,432
                                                                       --------     --------      --------     ---------
Total sales                                                              86,026       71,113       147,808       127,038

Other resort and golf operations revenue                                 14,831        6,711        28,043        12,997
Interest income                                                           4,112        3,763         7,867         7,355
Gain on sale of notes receivable                                          1,323        1,231         2,884         3,297
Other income                                                                551           --         1,123            --
                                                                       --------     --------      --------     ---------
Total operating revenues                                                106,843       82,818       187,725       150,687
                                                                       --------     --------      --------     ---------

EXPENSES:
Cost of sales:
    Resorts cost of sales                                                13,223       10,740        22,863        18,602
    Communities cost of sales                                            13,050       14,227        22,470        28,757
                                                                       --------     --------      --------     ---------
Total cost of sales                                                      26,273       24,967        45,333        47,359
Cost of other resort and golf operations                                 14,560        5,719        28,707        11,419
Selling, general and administrative expense                              50,497       40,456        89,727        74,355
Provision for loan losses                                                 1,699        1,081         3,225         2,249
Interest expense                                                          2,972        3,223         5,976         6,111
Other expense                                                                --          459            --           344
                                                                       --------     --------      --------     ---------
Total operating expenses                                                 96,001       75,905       172,968       141,837
                                                                       --------     --------      --------     ---------
Income before taxes                                                      10,842        6,913        14,757         8,850
Provision for income taxes                                                4,174        2,661         5,681         3,407

Minority interest in income of consolidated subsidiary                      442          104           723           246
                                                                       --------     --------      --------     ---------

Income before cumulative effect of change in
    accounting principle                                               $  6,226     $  4,148      $  8,353     $   5,197

Cumulative effect of change in accounting principle, net of tax              --       (5,929)           --        (5,929)

Minority interest in cumulative effect of change in
   accounting principle, net of tax                                          --         (350)           --          (350)
                                                                       --------     --------      --------     ---------
Net income (loss)                                                      $  6,226     $ (1,431)     $  8,353     $    (382)
                                                                       ========     ========      ========     =========

Earnings (loss) per share:
   Basic:
   Income before cumulative effect of change in accounting
   principle                                                           $   0.25     $   0.17      $   0.34     $    0.21
   Cumulative effect of change in accounting principle, net of tax           --        (0.23)           --         (0.23)
                                                                       --------     --------      --------     ---------
   Net income (loss)                                                   $   0.25     $  (0.06)     $   0.34     $   (0.02)
                                                                       ========     ========      ========     =========

   Diluted:
   Income before cumulative effect of change in accounting
   principle                                                           $   0.23     $   0.17      $   0.32     $    0.21
   Cumulative effect of change in accounting principle, net of tax           --        (0.23)           --         (0.23)
                                                                       --------     --------      --------     ---------
   Net income (loss)                                                   $   0.23     $  (0.06)     $   0.32     $   (0.02)
                                                                       ========     ========      ========     =========

Weighted-average number of common and common
   equivalent shares:
     Basic                                                               24,590       24,375        24,589        24,375
                                                                       ========     ========      ========     =========
     Diluted                                                             28,983       24,375        28,913        24,375
                                                                       ========     ========      ========     =========

                              BLUEGREEN CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (in 000's)

                                                       June 30,     December 31,
                                                        2003           2002
                                                        ----           ----
                                                     (unaudited)

ASSETS

Cash and cash equivalents (unrestricted)               $ 25,280       $ 26,354
Cash and cash equivalents (restricted)                   31,642         20,551
Contracts receivable, net                                30,666         16,230
Notes receivable, net                                    70,474         61,795
Inventory, net                                          191,593        173,131
Retained interests in notes receivable sold              55,764         44,228
Property and equipment, net                              53,699         51,787
Other assets                                             39,918         39,916
                                                       --------       --------
Total assets                                           $499,036       $433,992
                                                       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable, accrued liabilities and other        $ 51,260       $ 37,415
Deferred income                                          24,637         19,704
Deferred income taxes                                    37,374         31,208
Lines-of-credit and notes payable                        69,992         39,769
10.50% senior secured notes payable                     110,000        110,000
8.25% convertible subordinated debentures                34,371         34,371
                                                       --------       --------
Total liabilities                                       327,634        272,467

Minority interest                                         3,965          3,242

Total shareholders' equity                              167,437        158,283
                                                       --------       --------
   Total liabilities and shareholders' equity          $499,036       $433,992
                                                       ========       ========